Pricing  Supplement  No.  3                      Filing  under  Rule  424(b)(3)
Dated  December  14,  2000                       Registration File No. 333-85967
Cusip  # 948 74R BM7

                           WEINGARTEN REALTY INVESTORS
                           MEDIUM-TERM NOTES, SERIES A

Principal  amount:  $11,000,000                  Floating  Rate  Notes:  N/A
Interest  Rate  (if fixed rate): 7.50%           Interest rate basis:  N/A
Stated  Maturity:  12/20/12                      Paper  Rate
Specified  Currency:  U.S.  $                            Prime  Rate
Applicable  Exchange  Rate  (if  any):                   LIBOR
     U.S.  $1.00  =  N/A                                 Treasury  Rate
Issue  price  (as  a  percentage  of                     CD  Rate
     principal  amount):  100%                           Federal  Funds  Rate
Selling  Agent's  commission  (%):  0.625%               Other
Purchasing  Agent's  discount                    Index  Maturity:  N/A
     or  commission  (%):  N/A                   Spread:  N/A
Net proceeds to the Company (%): 99.375 %        Spread  Multiplier:  N/A
Settlement  date  (original                      Maximum  Rate:  N/A
     issue  date):12/20/00                       Minimum  Rate:  N/A
Redemption  Commencement                         Initial  Interest  Rate:  N/A
     Date  (if  any):  N/A                       Interest Reset Date(s):  N/A
Interest  Determination Date(s):  N/A            Optional Repayment Date: N/A
Calculation  Date(s):  N/A                       Cusip  #  948  74R  BM7
Interest Payment Date (s): 3/15, 9/15
Regular Record Date(s): 3/1, 9/1

     Redemption  prices  (if  any):  The  Redemption  Price  shall  initially be
N/A    %  of  the  principal  amount  of  such  Notes  to  be  redeemed.

     If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional  terms:  N/A

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $61,000,000.

     "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."


                          FIRST UNION SECURITIES, INC.